Exhibit 99.1
The CATO Corporation
NEWS RELEASE
FOR IMMEDIATE RELEASE
CEO Approval
For Further Information Contact:
John R. Howe
Executive Vice President
Chief Financial Officer
704-551-7315
CATO REPORTS 1Q EPS UP 12%
Provides 2Q and Updates 2009 Guidance
Charlotte, NC (May 20, 2009) — The Cato Corporation (NYSE: CTR) today reported net income of $18.8 million or $.64 per diluted share for the first quarter ended May 2, 2009, compared to net income of $16.9 million or $.57 per diluted share for the first quarter ended May 3, 2008. Net income increased 11% and earnings per diluted share increased 12%. Sales for the first quarter were $238.1 million, a 5% increase over sales of $225.8 million for the first quarter ended May 3, 2008. The Company’s comparable store sales increased 3% in the first quarter.
“Sales and markdowns for the first quarter were better than expected and resulted in higher merchandise margin,” said John Cato, Chairman, President, and Chief Executive Officer. “We continue to believe our customer’s discretionary spending ability is limited and expect comparable store sales to be in the range of down 3% to flat for the second quarter and for the balance of the year. We estimate second quarter earnings per diluted share to be in the range of $.48 to $.54 versus $.41 last year. After adjusting our original 2009 guidance for first quarter actual results, our estimate of earnings per diluted share for the full year is now a range of $1.13 to $1.27 versus $1.14 last year.”
SG&A expenses for the quarter increased 230 basis points primarily as a result of higher accrued incentive compensation. The Company’s cash and short-term investments increased by $21.9 million during the quarter to $166.7 million.
8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

All 2008 quarterly and annual result references reflect the restatement of earnings per diluted share under EITF 03-6-1.
During the first quarter, the Company opened eight stores and closed four stores. Two of the closings were conversions to the It’s Fashion Metro concept. As of May 2, 2009, the Company operated 1,285 stores in 31 states, compared to 1,326 stores in 32 states as of May 3, 2008.
The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion”. The Company’s Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day. The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day. Additional information on The Cato Corporation is available at www.catocorp.com.
Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the second quarter and year 2009 are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. Additional information concerning these and other important factors can be found in Item 1A. “Risk Factors” of the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.
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8100 Denmark Road
P. O. Box 34216
Charlotte, NC 28234
(704) 554-8510

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THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED MAY 2, 2009 AND MAY 3, 2008
(Dollars in thousands, except per share data)

	Quarter Ended
	May 2,	%	May 3,	%
	2009	Sales	2008	Sales

REVENUES
Retail sales	$238,055	100.0%	$225,791	100.0%
Other income (principally finance, late fees and layaway charges)	2,972	1.3%	3,037	1.4%

Total revenues	241,027	101.3%	228,828	101.4%

GROSS MARGIN (Memo)	96,142	40.4%	84,171	37.3%

COSTS AND EXPENSES, NET
Cost of goods sold	141,913	59.6%	141,620	62.7%
Selling, general and administrative	64,644	27.2%	56,317	24.9%
Depreciation	5,544	2.3%	5,610	2.5%
Interest and other income	(1,060)	-0.4%	(1,901)	-0.8%

Cost and expenses, net	211,041	88.7%	201,646	89.3%

Income Before Income Taxes	29,986	12.6%	27,182	12.1%

Income Tax Expense	11,173	4.7%	10,329	4.6%

Net Income	$18,813	7.9%	$16,853	7.5%

Basic Earnings Per Share	$0.64		$0.57

Basic Weighted Average Shares	29,391,822		29,400,136

Diluted Earnings Per Share	$0.64		$0.57

Diluted Weighted Average Shares	29,408,907		29,417,446

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 2,	May 3,
	2009	2008	January 31,
	(Unaudited)	(Unaudited)	2009

ASSETS
Current Assets
Cash and cash equivalents	$42,006	$42,091	$42,262
Short-term investments	115,696	76,101	93,452
Restricted Cash	9,016	9,037	9,089
Accounts receivable — net	42,518	45,570	44,136
Merchandise inventories	114,339	113,227	112,290
Other current assets	13,936	14,496	14,140

Total Current Assets	337,511	300,522	315,369

Property and Equipment — net	114,096	122,936	116,262

Other Assets	7,228	4,548	3,722

TOTAL	$458,835	$428,006	$435,353

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$160,500	$143,974	$150,730

Noncurrent Liabilities	21,853	24,106	22,810

Stockholders’ Equity	276,482	259,926	261,813

TOTAL	$458,835	$428,006	$435,353

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